Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Zillow Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class C Capital Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	15,815,480(3)	$48.06	$760,091,968.80	$92.70 per $1,000,000	$70,460.53
Total Offering Amounts					$760,091,968.80		$70,460.53
Total Fee Offsets							$0.00
Net Fee Due							$70,460.53

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Class C capital stock of Zillow Group, Inc. (the “Registrant”) that may become issuable under the Registrant’s 2020 Incentive Plan (the “Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding Class C capital stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $48.06, based on the average of the high sales price ($49.57) and the low sales price ($46.55) for the Registrant’s Class C capital stock as reported by The Nasdaq Global Select Market on February 4, 2022.
(3)	The shares are being registered pursuant to the automatic annual share increase under the Plan that became effective on January 1, 2022.